INTERCORPORATE SERVICES AGREEMENT


         This INTERCORPORATE SERVICES AGREEMENT (the "Agreement"), effective as of January 1, 2000, amends and supersedes that certain Intercorporate Services Agreement effective as of January 1, 1999 between VALHI, INC., a Delaware corporation ("Valhi"), and COMPX INTERNATIONAL INC., a Delaware corporation ("Recipient").

                                                         Recitals

         A. Employees and agents of Valhi and affiliates of Valhi perform management, financial and administrative functions for Recipient without direct compensation from Recipient.

         B. Recipient does not separately maintain the full internal capability to perform all necessary management, financial and administrative functions that Recipient requires.

         C. The cost of maintaining the additional personnel by Recipient necessary to perform the functions provided for by this Agreement would exceed the fee set forth in Section 3 of this Agreement and that the terms of this Agreement are no less favorable to Recipient than could otherwise be obtained from a third party for comparable services.

         D. Recipient desires to continue receiving the management, financial and administrative services presently provided by Valhi and affiliates of Valhi and Valhi is willing to continue to provide such services under the terms of this Agreement.

                                    Agreement

         For and in consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows:

         Section 1. Services to be Provided. Valhi agrees to make available to Recipient the following services (the "Services") to be rendered by the internal staff of Valhi and affiliates of Valhi:

         (a) Consultation in the development and implementation of Recipient's corporate business strategies, plans and objectives;

         (b) Consultation in management and conduct of corporate affairs and corporate governance consistent with the charter and bylaws of Recipient;

         (c) Consultation in maintenance of financial records and controls, including preparation and review of periodic financial statements and reports to be filed with public and regulatory entities and those required to be prepared for financial institutions or pursuant to indentures and credit agreements;

         (d)  Consultation  in  cash  management  and  in  arranging   financing
necessary to implement the business plans of Recipient;

         (e) Consultation in tax management and administration, including, without limitation, preparation and filing of tax returns, tax reporting, examinations by government authorities and tax planning;

         (f) Consultation with respect to employee benefit plans and incentive compensation arrangements; and

         (g) Such other services as may be requested by Recipient or deemed necessary and proper from time to time.

         Section 2. Miscellaneous Services. It is the intent of the parties hereto that Valhi provide only the Services requested by Recipient in connection with routine management, financial and administrative functions related to the ongoing operations of Recipient and not with respect to special projects, including corporate investments, acquisitions and divestitures. The parties hereto contemplate that the Services rendered in connection with the conduct of Recipient's business will be on a scale compared to that existing on the effective date of this Agreement, adjusted for internal corporate growth or contraction, but not for major corporate acquisitions or divestitures, and that adjustments may be required to the terms of this Agreement in the event of such major corporate acquisitions, divestitures or special projects. Recipient will continue to bear all other costs required for outside services including, but not limited to, the outside services of attorneys, auditors, trustees, consultants, transfer agents and registrars, and it is expressly understood that Valhi assumes no liability for any expenses or services other than those stated in Section 1. In addition to the fee paid to Valhi by Recipient for the Services provided pursuant to this Agreement, Recipient will pay to Valhi the amount of out-of-pocket costs incurred by Valhi in rendering such Services.

         Section 3. Fee for Services. Recipient agrees to pay to Valhi $139,000 quarterly, commencing as of January 1, 2000, pursuant to this Agreement.

         Section 4. Original Term. Subject to the provisions of Section 5 hereof, the original term of this Agreement shall be from January 1, 2000 to December 31, 2000.

         Section 5. Extensions. This Agreement shall be extended on a quarter-to-quarter basis after the expiration of its original term unless written notification is given by Valhi or Recipient thirty (30) days in advance of the first day of each successive quarter or unless it is superseded by a subsequent written agreement of the parties hereto.

         Section 6. Limitation of Liability. In providing its Services hereunder, Valhi shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither Valhi nor any officer, director, employee or agent of Valhi or its affiliates shall be liable to Recipient for any error of judgment or mistake of law or for any loss incurred by Recipient in connection with the matter to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Valhi.

         Section 7. Indemnification of Valhi by Recipient. Recipient shall indemnify and hold harmless Valhi, its affiliates and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including attorneys' fees and other expenses of litigation) to which Valhi or any such person may become subject arising out of the Services provided by Valhi to Recipient hereunder, provided that such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on the part of such person.

         Section 8. Further Assurances. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably be required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

         Section 9. Notices. All communications hereunder shall be in writing and shall be addressed, if intended for Valhi, to Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, Attention: President, or such other address as it shall have furnished to Recipient in writing, and if intended for Recipient, to Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Chairman of the Board, or such other address as it shall have furnished to Valhi in writing.

         Section 10. Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

         Section 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Valhi and Recipient and their respective successors and assigns, except that neither party may assign its rights under this Agreement without the prior written consent of the other party.

         Section 12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                             VALHI, INC.



                             /s/ Bobby D. O'Brien
                       By:   ---------------------------------------
                             Bobby D. O'Brien
                             Vice President and Treasurer


                             COMPX INTERNATIONAL INC.



                             /s/ John A. Miller
                       By:   ---------------------------------------
                             John A. Miller
                             Vice President, Chief Financial Officer
                              and Treasurer